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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                             FORM 15


Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number     2-33108
                                                     ____________
                       ACCESS Corporation
_________________________________________________________________
     (Exact name of registrant as specified in its charter)

     4350 Glendale-Milford Road, Suite 250, Cincinnati, Ohio
_________________________________________________________________
               45242-3700    Phone: (513) 786-8350
_________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock
_________________________________________________________________
    (Title of each class of securities covered by this Form)


                              None
_________________________________________________________________
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]
                                 Rule 15d-6           [X]

          Approximate number of holders of record as of the
certification or notice date:          380
                              _____________________________
          Pursuant to the requirements of the Securities Exchange Act of 1934, ACCESS Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.



DATE: July 31, 1998           BY: /s/ Gerald S. Greenberg
                                  ________________________
                                  Gerald S. Greenberg,
                                  Counsel to Registrant